Kirkpatrick & Lockhart LLP
                        1800 Massachusetts Avenue, N.W.
                                   2nd Floor
                              Washington, DC 20036






                                 January 7, 1998



Mitchell Hutchins Portfolios
1285 Avenue of the Americas
New York, New York  10019

Dear Sir/Madam:

         Mitchell Hutchins Portfolios ("Trust") is a business trust organized under the laws of the state of Delaware on August 9, 1996. You have requested our opinion regarding certain matters in connection with the Trust's issuance of Class A, Class B, Class C and Class Y shares of beneficial interest (the "Shares") in each of the three series designated as Mitchell Hutchins Aggressive Portfolio, Mitchell Hutchins Conservative Portfolio and Mitchell Hutchins Moderate Portfolio.

         We have, as counsel, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Trust Instrument and By-Laws of the Trust, the minutes of meetings of its board of trustees and other documents relating to its organization and operation, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that the unlimited number of Shares of Mitchell Hutchins Aggressive Portfolio, Mitchell Hutchins Conservative Portfolio and Mitchell Hutchins Moderate Portfolio that are currently being registered may be legally and validly issued in accordance with the Trust's Trust Instrument and By-Laws and subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state laws and, when so issued, the Shares will be legally issued, fully paid and non-assessable by the Trust.

         We hereby consent to the filing of this opinion in connection with Pre-Effective Amendment No. 2 to the Trust's Registration Statement on Form N-1A (File No. 333-26087) to be



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filed  with the  Securities  and  Exchange  Commission.  We also  consent to the reference to our firm under the caption "Counsel" in the Statement of Additional Information filed as part of the Registration Statement.

                                 Very truly yours,

                                 KIRKPATRICK & LOCKHART LLP



                                 By: /s/ Elinor W. Gammon
                                    ------------------------------
                                         Elinor W. Gammon